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As filed with the Securities and Exchange Commission on August 14, 2001

Registration Statement No. 333-67320

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
the Securities Act of 1933

SMURFIT-STONE CONTAINER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1531401 (I.R.S. Employer Identification No.)

150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CRAIG A. HUNT, ESQ.
Vice President, General Counsel and Secretary
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JOSEPH A. WALSH, JR., ESQ. STEVEN J. GAVIN, ESQ. Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	LOUIS L. GOLDBERG, ESQ. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

   Approximate date of commencement of proposed sale to the public: Any time and from time to time after the effective date of this Registration Statement as the selling stockholders may determine.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    We will pay all expenses incident to the offer and sale to the public of the shares being registered other than underwriting discounts or commissions or transfer taxes, if any. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee	$31,096.88
Printing and duplicating expenses	25,000
Legal fees and expenses for Smurfit-Stone	20,000
Legal fees and expenses for the selling stockholders	20,000
Accounting fees and expenses	7,500
Miscellaneous expenses	5,000

Total	$108,596.88

Item 15.  Indemnification of Directors and Officers.

    Exculpation.  Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases, or for any transaction from which the director derived an improper personal benefit.

    The Restated Certificate of Incorporation of the Registrant incorporates the exculpation provisions permitted by Section 102(b)(7) of the Delaware Law described above.

    Indemnification.  Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Restated Bylaws of the Registrant make mandatory the indemnification permitted by Section 145 of the Delaware Law described above.

    Insurance.  The directors and officers of the Registrant are insured under a policy of directors' and officers' liability insurance.

Item 16.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Winston & Strawn regarding legality of securities being registered
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Winston & Strawn (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney*

*
Previously filed

Item 17.  Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 14, 2001.

SMURFIT-STONE CONTAINER CORPORATION
By:	/s/ PATRICK J. MOORE
	Name:	Patrick J. Moore
	Title:	Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Michael W. J. Smurfit	Chairman of the Board and Director	August 14, 2001
* Ray M. Curran	President and Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2001
* Patrick J. Moore	Vice President and Chief Financial Officer (Principal Financial Officer)	August 14, 2001
* Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	August 14, 2001
* Leigh J. Abramson	Director	August 14, 2001
* Alan E. Goldberg	Director	August 14, 2001
* Howard E. Kilroy	Director	August 14, 2001
* James J. O'Connor	Director	August 14, 2001

* Jerry K. Pearlman	Director	August 14, 2001
* Thomas A. Reynolds, III	Director	August 14, 2001
* Anthony P. J. Smurfit	Director	August 14, 2001
* Dermot F. Smurfit	Director	August 14, 2001
*By:	/s/ PATRICK J. MOORE Patrick J. Moore, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Winston & Strawn regarding legality of securities being registered
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Winston & Strawn (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney*

*
Previously filed

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX